EXECUTION VERSION 2

CONFIRMATION

Date:	March 30, 2005
To:	Regency Centers Corporation
121 West Forsyth Street
Suite 200
Jacksonville, FL 32202
Telefax No.:	904-598-3428
Attention:	Bruce Johnson
From:	Citibank, N.A.
Telefax No.:	212-615-8985

Transaction Reference Number:   E05-00609

        The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Regency Centers Corporation (“Counterparty”) and Citibank, N.A. (“Citibank”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

        This Confirmation evidences a complete binding agreement between you and us as to the terms of this Transaction. This Confirmation, together with all other documents referring to the ISDA Agreement (as defined below) (each a “Confirmation”) confirming transactions (each a “Transaction”) entered into between you and us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Agreement”) in the form published by the International Swaps and Derivatives Association, Inc. (“ISDA”) as if we had executed an agreement in such form (with a Schedule that elected a Termination Currency of U.S. Dollars (“USD”)) on the Trade Date of the first such Transaction between you and us. A copy of the ISDA Agreement has been, or promptly after the date hereof will be, delivered to you.

        The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Confirmation.

        THIS CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

        1.     In the event of any inconsistency between this Confirmation, on the one hand, and the Definitions or the ISDA Agreement, on the other hand, this Confirmation will govern.

        2.     Each party will make each payment specified in this Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

        3.     Confirmations:

        This Confirmation and the ISDA Agreement shall constitute the written agreement between Counterparty and Citibank with respect to this Transaction.

        The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	March 30, 2005
Seller:	Counterparty
Buyer:	Citibank
Shares:	The common stock, $0.01 par value per share, of Regency
Centers Corporation (Symbol: "REG").
Number of Shares:	3,750,000; provided that, if the underwriters exercise
their option to purchase additional Shares under Section
2(b) of the Underwriting Agreement (as defined below), the
Number of Shares shall be increased by the number of Shares
for which such option was exercised, effective if and only
if the delivery and payment for the Option Securities (as
defined in the Underwriting Agreement) shall be made on the
settlement date therefor.
Initial Forward Price:	$46.60 per Share
Forward Price:	As of any day, the Initial Forward Price plus the Forward
Interest Amount minus the Expected Dividend Amount.
WHERE:
"Forward Interest Amount" means interest on the Initial
Forward Price for the period from and including the third
Scheduled Trading Day following the Trade Date to but
excluding the Settlement Date or Cash Settlement Payment
Date, as applicable, at a per annum rate equal to the
Federal Funds Open Rate minus the Fixed Charge for each day
in that period, compounded on each such day and calculated
on an Actual/360 basis.

"Expected Dividend Amount" means the sum of, for each
Expected Dividend with an Expected Dividend Record Date (as
defined below) occurring on or before the relevant
Settlement Date or Cash Settlement Payment Date, as
applicable, such Expected Dividend plus interest thereon
for the period, if any, from and including the related
Expected Dividend Payment Date (as defined below) to but
excluding such Settlement Date or Cash Settlement Payment
Date at a per annum rate equal to the Federal Funds Open
Rate minus the Fixed Charge for each day in that period,
compounded on each such day and calculated on an Actual/360
basis.
"Expected Dividend" means USD 0.55 per Share per calendar
quarter (or zero in the case of the calendar quarter ending
March 31, 2005), based on an expected quarterly dividend
payment date deemed to occur on every 1st of March, 1st of
June, 30th of August and 29th of November (each an
"Expected Dividend Payment Date") with a record date deemed
to occur on every 15th of February, 18th of May, 16th of
August and 15th of November (each an "Expected Dividend
Record Date").
"Federal Funds Open Rate" means with respect to any day,
the opening federal funds rate quoted on Bloomberg
Financial Markets as of such day (or, if that day is not a
Business Day, the next preceding Business Day); provided
that if no such rate appears on such Business Day, the
Calculation Agent shall determine the rate in a
commercially reasonable manner from any publicly available
source (including any Federal Reserve Bank).
"Fixed Charge" means the sum of the Spread and the Borrow
Cost.
"Spread" means 50 basis points per annum.
"Borrow Cost" means 20 basis points per annum.
"Business Day" means any day on which the commercial banks
are open for general business (including dealings in
foreign exchange and foreign currency deposits) in New York
City.
Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges
Calculation Agent:	Citibank, which shall make all calculations, adjustments
and determinations required pursuant to this Transaction in
a commercially reasonable manner, and such calculations,
adjustments and determinations shall be binding absent
manifest error.
Accelerated Unwind:	Counterparty may, by providing Citibank at least 5 calendar
days' notice, irrevocably elect to accelerate the Initial
Pricing Date or Settlement Date, as applicable, for all or
a portion of the Number of Shares (such portion of the
Number of Shares specified in such notice, "Unwind Shares")
to a Scheduled Trading Day specified by Counterparty in
such notice, where settlement of such Unwind Shares shall
occur in accordance with Paragraph 5 ("Settlement Terms")
below. The Initial Pricing Date or Settlement Date, as
applicable, for the remaining Number of Shares after
reduction for the aggregate Unwind Shares shall be as
specified below.

        4.     Valuation:

Valuation Time:	As provided in Section 6.1 of the Equity Definitions.
Initial Pricing Date:	Subject to "Accelerated Unwind" above, August 1, 2005.
Pricing Periods:	Each period commencing on an Initial Pricing Date and
ending on the Scheduled Trading Day on which the Priced
Shares for such Pricing Period equals the Number of Shares
or Unwind Shares, as applicable, for such Pricing Period.
For any day in a Pricing Period, "Priced Shares" means (i)
where Cash Settlement is applicable to such Pricing Period,
the number of Shares purchased by or on behalf of Citibank
to close out its hedge of this Transaction that settle on
such day and (ii) where Net Share Settlement is applicable
to such Pricing Period, the number of Shares purchased by
or on behalf of Citibank to close out its hedge of this
Transaction that settle on such day multiplied by the
Settlement Price for such day divided by the Forward Price
for such day.
In the event that Citibank reasonably concludes in good
faith that it is appropriate with respect to any legal,
regulatory or self-regulatory requirements or related
policies and procedures (whether or not such requirements,
policies or procedures are imposed by law or have been
voluntarily adopted by Citibank), for it to refrain from
purchasing Shares or to limit its purchases of Shares on
any day, the Pricing Period shall be suspended for, or
Citibank shall be entitled to limit its purchases on, such
day.

        5.     Settlement Terms:

Settlement Currency:	USD
Settlement Method Election:	Applicable with respect to a Settlement Date or all Cash
Settlement Payment Dates for a Pricing Period, as the case
may be; provided that (i) for purposes of this
Confirmation, Section 7.1 of the Definitions is hereby
amended by adding the phrase ", Net Share Settlement" after
"Cash Settlement" in the sixth line thereof and (ii) if
Counterparty elects Cash Settlement or Net Share
Settlement, it shall be deemed to have repeated the
representations contained in Paragraph 11(b)(v) and (vi)
below on the date of notice of such election.
Electing Party:	Counterparty
Settlement Method Election Date:	The fifth Scheduled Trading Day immediately preceding the
relevant Settlement Date or Initial Pricing Date, as the
case may be, provided, however, that Counterparty
shall not select a Settlement Method earlier than
the eighth Scheduled Trading Day immediately preceding
the relevant Settlement Date or Initial Pricing Date, as the case may be.
Default Settlement Method:	Physical Settlement
Settlement Date:	Subject to "Accelerated Unwind" above, August 1, 2005.
Cash Settlement Payment Date:	In respect of a day on which Shares are purchased by or on
behalf of Citibank to close out its hedge of this
Transaction, the day such purchases settle.
Settlement Price:	In respect of a Cash Settlement Payment Date, the weighted
average purchase price (net of brokerage costs) for the
purchases by or on behalf of Citibank to close out its
hedge of this Transaction that settle on such day.
Forward Cash Settlement Amount:	In respect of a Cash Settlement Payment Date, an amount
equal to the Priced Shares for such Cash Settlement Payment
Date multiplied by an amount equal to the Settlement Price
for such Cash Settlement Payment Date minus the Forward
Price for such Cash Settlement Payment Date.

Cash Settlement:	If applicable, settlement shall occur in accordance with
Section 8.4 of the Definitions.
Net Share Settlement:	If applicable, on the related Cash Settlement Payment Date,
(i) if the Forward Cash Settlement Amount is a positive
number, then Seller shall deliver to Buyer the Net Share
Settlement Amount and (ii) if the Forward Cash Settlement
Amount is a negative number, then Buyer shall deliver to
Seller the absolute value of the Net Share Settlement
Amount. For these purposes, the provisions of Sections
9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be
applicable.
Net Share Settlement Amount:	In respect of a Cash Settlement Payment Date, a number of
Shares (rounded down to the nearest whole Share) equal to
the Forward Cash Settlement Amount for such Cash Settlement
Payment Date divided by the Settlement Price for such Cash
Settlement Payment Date, plus cash (at the Settlement
Price) for any fractional Share.
Representation and Agreement:	Notwithstanding Section 9.11 of the Definitions, the
parties acknowledge that any Shares delivered to
Counterparty will be subject to restrictions and
limitations arising from Counterparty or its affiliates or
out of Counterparty's status under applicable securities
laws.

        6.     Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

        7.     Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the
Definitions, the text in (i) shall be deleted in its
entirety and replaced with "publicly quoted, traded or
listed on any of the New York Stock Exchange, the American
Stock Exchange or the NASDAQ National Market System (or
their respective successors)".
Consequences of Merger Events:
(a) Share-for-Share:	Alternative Obligation
(b) Share-for Other:	Cancellation and Payment
(c) Share-for-Combined:	Component Adjustment
Tender Offer:	Applicable

Consequences of Tender Offers:
(a) Share-for-Share:	Calculation Agent Adjustment
(b) Share-for-Other:	Calculation Agent Adjustment
(c) Share-for-Combined:	Calculation Agent Adjustment
Composition of Combined Consideration:	Not Applicable
Nationalization, Insolvency or Delisting:	Cancellation and Payment
In addition to the provisions of Section 12.6(a)(iii) of
the Definitions, it will also constitute a Delisting if the
Exchange is located in the United States and the Shares are
not immediately re-listed, re-traded or re-quoted on any of
the New York Stock Exchange, the American Stock Exchange or
the NASDAQ National Market System (or their respective
successors); if the Shares are immediately re-listed,
re-traded or re-quoted on any such exchange or quotation
system, such exchange or quotation system shall be deemed
to be the Exchange.
Determining Party:	For all applicable Extraordinary Events, Citibank

        8.     Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the
Definitions is hereby amended by (i) replacing the phrase
"the interpretation" in the third line thereof with the
phrase "or public announcement of the formal or informal
interpretation" and (ii) immediately following the word
"Transaction" in clause (X) thereof, adding the phrase "in
the manner contemplated by the Hedging Party on the Trade
Date"
Failure to Deliver:	Applicable
Insolvency Filing:	Notwithstanding anything to the contrary herein, in the
ISDA Agreement or in the Definitions, upon any Insolvency
Filing or other proceeding under the U.S. Bankruptcy Code
in respect of the Issuer, the Transaction shall
automatically terminate on the date thereof without further
liability of either party to this Confirmation to the other
party (except for any liability in respect of any breach of
representation or covenant by a party under this
Confirmation prior to the date of such Insolvency Filing or
other proceeding), it being understood that this
Transaction is a contract for the issuance of Shares by the
Issuer.

Hedging Disruption:	Applicable
Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	70 basis points per annum
Hedging Party:	For all applicable Additional Disruption Events, Citibank
Determining Party:	For all applicable Additional Disruption Events, Citibank

        9.     Non-Reliance:

Non-Reliance:	Applicable
Agreements and Acknowledgments	Applicable
Regarding Hedging Activities:
Additional Acknowledgments:	Applicable

        10.    Matters relating to Registration and Related Matters:

        (a)    Conditions to Effectiveness. This Transaction shall be effective if and only if the delivery and payment for the Underwritten Securities shall be made on the Closing Date, as contemplated by the first paragraph of Section 3 of the Underwriting Agreement, dated as of March 30, 2005 among Counterparty, Citibank and Citigroup Global Markets Inc. (the “Underwriting Agreement”). If delivery and payment for the Underwritten Securities shall not have occurred by the Closing Date, the parties shall have no further obligations in connection with this Transaction, other than in respect of breaches of representations or covenants on or prior to such date. If, for any reason, the prospectus contemplated by the Underwriting Agreement ceases to be current and available for use prior to the completion by Citibank or its affiliates of the sale of the Number of Shares, Citibank may reduce the Number of Shares hereunder to the number of Shares sold prior to such time.

        (b)    Underwriting Agreement Representations, Warranties and Covenants. On the Trade Date, the Closing Date, any settlement date for the purchase of Option Securities and on each date on which Citibank or its affiliates delivers a prospectus in connection with a sale to hedge this Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Underwriting Agreement. Counterparty hereby agrees to comply with its covenants contained in the Underwriting Agreement as if such covenants were made in favor of Citibank.

        (c)    Interpretive Letter. Counterparty agrees and acknowledges that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”) and agrees to take all actions, and to omit to take any actions, reasonably requested by Citibank for this Transaction to comply with the Interpretive Letter. Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

        (d)       Agreements and Acknowledgments of Counterparty Regarding Shares.

(i) Counterparty agrees and acknowledges that, in respect of any Shares delivered to Citibank hereunder, such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and shall, upon such issuance, be accepted for listing or quotation on the Exchange;

(ii) Counterparty agrees and acknowledges that Citibank will hedge its exposure to this Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares (up to the Number of Shares) delivered, pledged or loaned by Counterparty to Citibank in connection with this Transaction may be used by Citibank to return to securities lenders without further registration under the Securities Act. Accordingly, Counterparty agrees that the Shares that it delivers, pledges or loans to Citibank on or prior to the final Settlement Date or Cash Settlement Payment Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System; and

(iii) Counterparty agrees not to take any action to reduce or decrease the number of authorized and unissued Shares below the sum of the Number of Shares plus the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party.

        (e)    Private Placement Procedures. If Counterparty is unable to comply with the provisions of sub-paragraph (ii) of “Agreements and Acknowledgments of Counterparty Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Citibank otherwise determines that in its reasonable opinion any Shares to be delivered to Citibank by Counterparty may not be freely returned by Citibank to securities lenders as described under such sub-paragraph (ii), then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Citibank.

(i) If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Citibank; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Citibank (or any affiliate designated by Citibank) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Citibank (or any such affiliate of Citibank). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Citibank, due diligence rights (for Citibank or any designated buyer of the Restricted Shares by Citibank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Citibank. In the case of a Private Placement Settlement, Citibank shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Citibank hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Citibank and may only be saleable by Citibank at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the ISDA Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Citibank to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii) If Counterparty delivers any Restricted Shares in respect of this Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Citibank and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Citibank (or such affiliate of Citibank) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Citibank or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Citibank (or such affiliate of Citibank).

        (f)    Indemnity. Counterparty agrees to indemnify Citibank and its affiliates and their respective directors, officers, employees, agents and controlling persons (Citibank and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under the Transaction, any breach of any covenant or representation made by Counterparty in this Confirmation or the ISDA Agreement or the consummation of the transactions contemplated hereby and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Counterparty will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Citibank’s gross negligence or willful misconduct.

        11.    Representations:

        (a)     In connection with this Confirmation and this Transaction and any other documentation relating to the ISDA Agreement, each party to this Confirmation represents and acknowledges to the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

        (b)     Counterparty represents to Citibank on the Trade Date (and in the case of clauses (v) and (vi) below, on the date that Counterparty notifies Citibank that Cash Settlement or Net Share Settlement applies to this Transaction) that:

(i) its financial condition is such that it has no need for liquidity with respect to its investment in this Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of this Transaction, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with this Transaction, including the loss of its entire investment in this Transaction;

(ii) it understands that Citibank has no obligation or intention to register this Transaction under the Securities Act or any state securities law or other applicable federal securities law;

(iii) it understands that no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Citibank or any governmental agency;

(iv) IT UNDERSTANDS THAT THIS TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(v) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and

(vi) it has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with this Transaction.

        12.    Miscellaneous:

        (a)    Early Termination. The parties agree that, notwithstanding the definition of Settlement Amount in the ISDA Agreement, for purposes of Section 6(e) of the ISDA Agreement, Second Method and Loss will apply to this Transaction.

        (b)    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i) In lieu of (A) designating an Early Termination Date as the result of an Event of Default or Termination Event, (B) terminating this Transaction and determining a Cancellation Amount as the result of an Additional Disruption Event, or (C) terminating this Transaction and determining an amount payable in connection with an Extraordinary Event to which Cancellation and Payment would otherwise be applicable, Citibank shall be entitled to accelerate the Settlement Date to a date designated in a notice to Counterparty. If Citibank elects to so accelerate the Settlement Date, Physical Settlement shall apply and the Calculation Agent shall adjust the Forward Price as it determines appropriate to account for the resulting early settlement.

(ii) If, subject to Paragraph 12(c) below, one party owes the other party any amount in connection with this Transaction pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the ISDA Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the ISDA Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the ISDA Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to (A) if the amount is owed by Citibank, require Citibank to satisfy any such Payment Obligation or (B) if the amount is owed by Counterparty to satisfy any such Payment Obligation, in either case by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Citibank, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Closing Date or Early Termination Date, as applicable (“Notice of Termination Delivery”). Upon Notice of Termination Delivery, the party with the Payment Obligation shall deliver to the other party a number of Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner). Settlement relating to any delivery of Termination Delivery Units pursuant to this provision shall occur within three Scheduled Trading Days if Counterparty has the Payment Obligation and within a reasonable period of time if Citibank has the Payment Obligation.

“Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (B) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver (or, as applicable, have Citibank deliver) cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

        (c)    Set-Off and Netting. Citibank agrees not to set-off or net amounts due from Counterparty with respect to this Transaction against amounts due from Citibank to Counterparty under obligations other than Equity Contracts. Section 2(c) of the ISDA Agreement as it applies to payments due with respect to this Transaction shall remain in effect and is not subject to the first sentence of this provision. In addition, upon the occurrence of an Event of Default or Termination Event with respect to Counterparty as the Defaulting Party or the Affected Party (“X”), Citibank (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under this Confirmation, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under this Confirmation, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision. “Equity Contract” shall mean for purposes of this provision any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

        (d)    Maximum Share Delivery. Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver hereunder, whether pursuant to Physical Settlement, Net Share Settlement, Private Placement Settlement or otherwise, more than the initial Number of Shares to Citibank in the aggregate.

        (e)    Status of Claims in Bankruptcy. Citibank acknowledges and agrees that this Confirmation is not intended to convey to Citibank rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the ISDA Agreement; and, provided, further, that nothing herein shall limit or shall be deemed to limit Citibank’s rights in respect of any transaction other than this Transaction.

        (f)    No Collateral. Notwithstanding any provision of this Confirmation or the ISDA Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under this Transaction is not secured by any collateral. Without limiting the generality of the foregoing, if the ISDA Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Citibank, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Citibank, and this Transaction shall be disregarded for purposes of calculating any Exposure or similar term thereunder.

        (g)    Additional Termination Event. The occurrence of an Increased Dividend Event (as defined below) will constitute an Additional Termination Event under Section 5(b)(v) of the ISDA Agreement, with this Transaction as the sole Affected Transaction and the Counterparty as the sole Affected Party. An “Increased Dividend Event” shall occur if 100% of the aggregate gross cash dividends per Share (including any cash Extraordinary Dividends) declared by the Issuer at any time during the period from and including the Trade Date to but excluding the final Cash Settlement Payment Date or Settlement Date, as applicable, exceeds USD $0.55 per Share per calendar quarter (or zero in the case of the calendar quarter ending March 31, 2005).

        (h)    Transfer. Citibank has the right to assign any or all of its rights and obligations under this Transaction to deliver or accept delivery of Shares to any of its affiliates; provided that such assignment shall only occur in respect of this Transaction when it has become obligatory that the Transaction be settled by the transfer of Shares; and provided, further, that Counterparty shall have recourse to Citibank in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Citibank shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Citibank of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and Citibank shall be the only Affected Party.

        (i)    Severability; Illegality. If compliance by either party with any provision of this Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of this Transaction shall not be invalidated, but shall remain in full force and effect.

        (j)    Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

        (k)    Confidentiality. Citibank and Counterparty agree that (i) Counterparty is not obligated to Citibank to keep confidential from any and all persons or otherwise limit the use of any element of Citibank’s descriptions relating to tax aspects of this Transaction and any part of the structure necessary to understand those tax aspects, and (ii) Citibank does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.

        (l)     Ownership Waiver. Counterparty agrees to submit for approval by its Board of Directors no later than May 5, 2005, the date of Counterparty’s 2005 annual meeting of shareholders, an ownership waiver in the form attached as Exhibit A (the “Ownership Waiver”). Unless and until Counterparty’s Board of Directors approves the Ownership Waiver, notwithstanding anything else herein to the contrary:

i. Counterparty agrees that it will not request Physical Settlement or Net Share Settlement on any single Settlement Date or Initial Pricing Date for Unwind Shares that, assuming all such Unwind Shares were issued at the close of business on such Settlement Date or the related Initial Cash Settlement Payment Date, would represent more than 3.5% of Counterparty’s outstanding common stock;

ii. Subject to “Accelerated Unwind”, the Settlement Date and the Initial Pricing Date shall be July 15, 2005 with respect to 50% of the Number of Shares, and August 1, 2005 for the remaining Number of Shares; and

iii. If an Event of Default, a Termination Event, an Extraordinary Event or an Additional Disruption Event (other than an Insolvency Filing) occurs resulting in Physical Settlement or Counterparty elects to deliver Termination Delivery Units:

(1) Citibank shall not be entitled to receive Shares hereunder to the extent (but only to the extent) that such receipt would result in Citibank violating the 7% Ownership Limit (as defined in Counterparty’s Articles of Incorporation);

(2) if any delivery owed to Citibank hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Citibank gives notice to Counterparty that such delivery would not result in Citibank violating the 7% Ownership Limit; and

(3) Counterparty shall cooperate with Citibank to enable Citibank to close out its hedge of this Transaction as promptly as practicable

        13.     Addresses for Notice:

If to Citibank:	Citibank, N.A.
390 Greenwich Street
New York, NY 10013
Attention: Corporate Equity Derivatives
Facsimile: (212) 723-8328
Telephone: (212) 723-7357
with a copy to:	Citibank, N.A.
250 West Street, 10th Floor
New York, NY 10013
Attention: GCIB Legal Group--Derivatives
Facsimile: (212) 816-7772
Telephone: (212) 816-2211
If to Counterparty:	Regency Centers Corporation
121 West Forsyth Street
Suite 200
Jacksonville, FL 32202

        14.     Accounts for Payment:

To Citibank:	Citibank, N.A.
ABA #021000089
DDA 00167679
Ref: Equity Derivatives
To Counterparty:	To be advised

        15.     Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Citibank:	To be advised.
To Counterparty:	To be advised.

Yours sincerely,
CITIBANK, N.A.
By:____________________________________
Name:
Title:

Confirmed as of the
date first above written:

REGENCY CENTERS CORPORATION

By:  /s/ Bruce M. Johnson
        Name:  Bruce M. Johnson
        Title:  Managing Director and Chief Financial Officer

Exhibit A

REGENCY CENTERS CORPORATION

Resolutions of Board of Directors Waiving Ownership Limit

for Forward Contract Transaction

________, 2005

        All capitalized terms not otherwise defined herein shall have the meanings given to them in the Articles of Incorporation as presently in effect (the “Articles”) of Regency Centers Corporation (“Regency”).

        WHEREAS, Regency has entered into a Confirmation with Citibank, N.A. (“Citibank”) dated as of March 30, 2005, a copy of which is attached hereto as Exhibit A (the “Forward Contract”), incorporating the 1992 ISDA Master Agreement, covering up to 4,312,500 shares (the “Forward Contract Shares”), providing for Regency to deliver the Forward Contract Shares to Citibank on or before August 1, 2005 (or in the event of a net settlement, to deliver a portion of the Forward Contract Shares or to pay to or receive a cash payment from Citibank at the times specified in the Forward Contract);

        WHEREAS, Citigroup Inc., together with its subsidiaries (“Citigroup”), is as of April 1, 2005 the Beneficial Owner of approximately 385,131 shares of Regency common stock, $0.01 par value per share (“Independently Owned Shares”) which shares are separate and apart from any shares delivered or potentially deliverable under the Forward Contract or potentially deliverable under the Master Terms and Conditions for Forward Transactions between Citibank, N.A. and UBS AG, London Branch, dated as of June 18, 2003 (the “Citibank-UBS Forward Contract”);

        WHEREAS, Citigroup Global Markets, Inc., an affiliate of Citibank, has sold 4,312,500 shares of Regency common stock borrowed from third parties pursuant to an underwritten public offering;

        WHEREAS, to facilitate the settlement of the Forward Contract, the Board of Directors wishes to create a new ownership limit for Citigroup that will not be transferable to any third party, but will allow Citigroup to be deemed the Beneficial Owner of the Forward Contract Shares in the event that Regency settles or becomes obligated to settle the Forward Contract by delivering Forward Contract Shares, that together with other shares Beneficially Owned by Citigroup may constitute more than 7% of Regency’s outstanding common stock.

        WHEREAS, to avoid any doubt, the Board of Directors wishes to confirm that Citigroup will not be treated as the Constructive Owner of any shares of Regency common stock for purposes of the Related Tenant Limit solely by reason of entering into the Forward Contract.

        NOW, THEREFORE, it is hereby resolved as follows:

        RESOLVED, that pursuant to authority contained in Section 5.11 of the Articles, the Board of Directors hereby exempts Citigroup during the term of the Forward Contract and for a period of 30 days after final settlement thereunder, from the 7% Ownership Limit, subject to the following:

    a.       This waiver is conditioned on no Person who is an individual as defined in Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) becoming the Beneficial Owner of more than 9.8% by value of Regency’s Capital Stock solely by reason of directly or indirectly acquiring ownership of capital stock of Citigroup; and

    b.       This waiver is further conditioned on Citigroup not having Beneficial Ownership of Independently Owned Shares representing more than three percent (3%) by value of Regency’s outstanding capital stock during the term of the Forward Contract and for a period of 30 days after final settlement thereunder. For purposes hereof, any shares which Citigroup Beneficially Owns under the Citibank-UBS Forward Contract or which Citigroup acquires actual ownership of by reason of the settlement thereof shall not be counted as Beneficial Ownership of Independently Owned Shares which could void this waiver but only during the term of the SynDECS which the Citibank-UBS Forward Contract hedges and for a period of 90 days thereafter.

        FURTHER RESOLVED, that the Board of Directors hereby confirms that Citigroup will not be considered, by reason of the Forward Contract, to Constructively Own shares of Regency common stock for purposes of the Related Tenant Limit set forth in Sections 5.2(b) and 5.2(f) of the Articles, except to the extent that (i) shares of Regency common stock are actually delivered in settlement thereof to Citigroup or (ii) Regency elects or otherwise becomes committed to actually deliver shares of Regency common stock through Physical Settlement or Net Share Settlement under the Forward Contract.

        FURTHER RESOLVED, that pursuant to authority contained in Section 5.11 of the Articles, the Board of Directors hereby confirms that the waiver of the Ownership Limit for Citigroup may not be transferred by such person to any other person that is not an “affiliate” (as defined in Rule 144(a)(1) under the Securities Act of 1933) of the transferor.

        FURTHER RESOLVED, that the percentage limits established by these waivers shall be adjusted upward appropriately in the event of any repurchases of common stock by Regency, with the intent that Citigroup not be in violation of the Ownership Limit by reason of repurchases effectuated by Regency.